As Filed With the Securities and Exchange Commission
on August 10, 2015
Registration No. 333-206092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900 Nashville, Tennessee 37201
(Address of Principal Executive Offices)
CAPITALMARK BANK & TRUST STOCK OPTION PLAN
(Full title of the plan)

M. Terry Turner Pinnacle Financial Partners, Inc. 150 Third Avenue South, Suite 900 Nashville, Tennessee 37201 (615) 744-3700
(Name, Address, and Telephone Number of Registrant's agent for service)

Copy to:

D. Scott Holley, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-accelerated Filer ☐ (do not check if you are a smaller reporting company)	Smaller reporting company☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Commission File No. 333-206092) filed by Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Registrant"), on August 5, 2015 with the Securities and Exchange Commission (the "Commission"). The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of filing a copy of the Amended and Restated CapitalMark Bank & Trust Stock Option Plan, which was listed as Exhibit 4.4 in the Registration Statement, but a copy of which was inadvertently omitted from the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than including a copy of the previously omitted Exhibit 4.4 to the Registration Statement as contained in Item 8 of Part II as set forth below.

PART II

Information Required in the Registration Statement

Item 8.                          Exhibits.

4.1	Amended and Restated Charter of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.2	Bylaws of Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 in the Registrant's Registration Statement on Form SB-2, as amended (File No. 333-38018)).

4.4**            Amended and Restated CapitalMark Bank & Trust Stock Option Plan.

5.1*            Opinion of Bass, Berry & Sims PLC.

23.1*	Consent of KPMG LLP.

23.2*              Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1*	Power of Attorney.

*            Previously filed.
**            Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8, and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on this 10th day of August, 2015.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
M. Terry Turner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman and Director	August 10, 2015
Robert A. McCabe, Jr.

/s/ M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2015
M. Terry Turner

/s/ Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2015
Harold R. Carpenter

Director
Sue G. Atkinson

*	Director	August 10, 2015
H. Gordon Bone

*	Director	August 10, 2015
Charles E. Brock

*	Director	August 10, 2015
Renda J. Burkhart

*	Director	August 10, 2015
Gregory L. Burns

*	Director	August 10, 2015
Colleen Conway-Welch

*	Director	August 10, 2015
James C. Cope

*	Director	August 10, 2015
Glenda Baskin Glover

Director
William F. Hagerty

Director
William H. Huddleston, IV

*	Director	August 10, 2015
Ed C. Loughry, Jr.

*	Director	August 10, 2015
Gary L. Scott

*	Director	August 10, 2015
Reese L. Smith, III

*By: /s/ Harold R. Carpenter
Harold R. Carpenter
Attorney in-fact
August 10, 2015

EXHIBIT INDEX

4.1	Amended and Restated Charter of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.2	Bylaws of Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 in the Registrant's Registration Statement on Form SB-2, as amended (File No. 333-38018)).

4.4**    Amended and Restated CapitalMark Bank & Trust Stock Option Plan.

5.1*       Opinion of Bass, Berry & Sims PLC.

23.1*	Consent of KPMG LLP.

23.2*             Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1*	Power of Attorney.

*  Previously filed.
**  Filed herewith.